Exhibit 99.1

United Bank Joins Forces
with CCFBank™

EAU CLAIRE, WIS. (10/19/18) – United Bank customers in Northwest Wisconsin will soon see a new brand in their local markets. Citizens Community Federal™ (CCFBank™) and United Bank have completed their merger combining the two financial institutions.

The acquisition was announced earlier in June pursuant to which Citizens Community Bancorp, Inc. (NASDAQ: CZWI) acquired the stock of United Bank from United Bancorporation and immediately merged United Bank into CCFBank in a transaction valued at approximately $50.7 million. United Bank brings $268.5 million in assets, $240 million in deposits and $214 million in loans to the CCFBank franchise. The combined company, headquartered in Altoona, WI, is expected to have over $1.24 billion in total assets with 27 locations in northwest Wisconsin and southern Minnesota.

CCFBank CEO and President Steve Bianchi sees the joining of the two companies as a great opportunity for their combined customers to benefit. “We look forward to welcoming United Bank customers, employees and communities to the CCFBank family,” Bianchi said. “We are excited about combining the two independent community banking franchises to deliver enhanced products and services that customers desire. The enhanced product line and services, along with the knowledge and resources of our staff will align with our goal of “Making More Possible” for our customers, communities and stakeholders.”

United Bank’s President and CEO Trevor Bohland added, “Our team looks forward to growing and thriving with the CCFBank team. Given the challenges and opportunities of community banking today, the combined bank will be better positioned to meet the needs of our communities. We share a common set of values and a vision that will provide significant benefits to our customers and shareholders. The combined leadership teams have charted out a streamlined plan that will benefit all parties involved including a larger branch presence and expanded products and services.”

United Bank customers will continue to use the current United Bank products and services until the conversion of the banking systems in February, 2019. In the coming months, all United Bank customers will receive official communication from CCFBank that will provide important account information and timelines in which changes will occur.

Members of the communities United Bank has served are encouraged to visit their local branches with any questions they have about the merger. They may also call CCFBank at 800.590.9920 or 715.836.9999 from 8 a.m. to 5 p.m. on weekdays. Questions may also be emailed on the CCFBank website.

Find out more about CCFBank™: http://ccf.us

Media Contact
Steve Bianchi
CEO/President
Citizens Community Bancorp, Inc.
715.836.9994